Exhibit 10.6

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED

EXCESS BENEFIT PLANOF ESB FINANCIAL CORPORATION

This Amendment No. 1 to the Amended and Restated Excess Benefit Plan (the “Excess Benefit Plan”) of ESB Financial Corporation (the “Company”) is dated and effective as of the 29th day of October 2014. The Excess Benefit Plan was originally effective as of October 30, 1996 and was last amended and restated effective as of November 20, 2007. Capitalized terms which are not defined herein shall have the same meaning as set forth in the Excess Benefit Plan.

WHEREAS, the Company has adopted the Excess Benefit Plan to enable certain key employees (the “Participants”) to receive benefits in excess of the limitations imposed by the Internal Revenue Code on tax-qualified plans;

WHEREAS, the Company and its wholly owned subsidiary ESB Bank (the “Bank”) are entering into an Agreement and Plan of Merger with Wesbanco, Inc. (“Wesbanco”) and Wesbanco Bank, Inc., which provides for the merger of the Company with and into Wesbanco (the “Merger”);

WHEREAS, the Bank will pay special one-time bonuses to certain Participants in 2014 in connection with the Merger, and the Company desires to amend the Excess Benefit Plan to exclude such bonuses when determining the amount of contributions to the Excess Benefit Plan; and

WHEREAS, pursuant to the provisions of Section 7.1 of the Excess Benefit Plan, the Board may amend the Excess Benefit Plan at any time.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth, and such other consideration the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment to Section 3.1. Section 3.1 of the Excess Benefit Plan is hereby amended to add the following paragraph at the end of such section:

“Notwithstanding any provision in this Plan to the contrary, the calculation of the dollar amount of the Supplemental Matching Contribution allocable to a Participant with respect to the 2014 Plan Year shall exclude the impact of cash bonuses which are identified by the Company or the Bank as special, one-time bonuses paid in 2014.”

2. Amendment to Section 3.2. Section 3.2 of the Excess Benefit Plan is hereby amended to add the following paragraph at the end of such section:

“Notwithstanding any provision in this Plan to the contrary, the calculation of the amount of the Supplemental ESOP Allocation to be made by the Company or the Bank for the benefit of a Participant with respect to the 2014 Plan Year shall exclude the impact of cash bonuses which are identified by the Company or the Bank as special, one-time bonuses paid in 2014.”

2. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the other terms, conditions, obligations, covenants or agreements contained in the Excess Benefit Plan, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed effective as of the day and year first written above.

ESB FINANCIAL CORPORATION

Attest:

/s/ Frank D. Martz	By:	/s/ William B. Salsgiver
Frank D. Martz, Secretary		William B. Salsgiver, Chairman

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